UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 6, 2009 (November 4, 2009)

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

111 West 57th Street
New York, New York 10019
(Address of principal executive offices and zip code)

(212) 582-0900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements

On November 4, 2009, the Compensation Committee of Harris & Harris Group, Inc. awarded bonuses for 2009 in the amount of $50,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Managing Director; Daniel B. Wolfe, President, Chief Operating Officer, Chief Financial Officer and Managing Director; Alexei A. Andreev, Executive Vice President and Managing Director; and Michael A. Janse, Executive Vice President and Managing Director.  The bonuses were awarded based on market information provided by the independent compensation consultant that indicated that the base salaries of our Managing Directors are below the average base salaries plus bonus paid to other managing directors of similar sized funds.  The compensation committee will be paying a bonus to the Managing Directors to bring them into the 50 percentile range for their peers in base salary plus bonus compensation.  Some of the Managing Directors have elected to use a portion of the after tax proceeds of the bonus to either purchase shares or to exercise vested stock options with cash.  This decision will increase their ownership in the Company.  Neither the Managing Directors, nor any of the named executive officers in our proxy, will receive an increase in base salary for 2010, and our Board of Directors will not receive any increase in their fees in 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2009	HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison
Douglas W. Jamison
Chief Executive Officer